SECTION 906 CERTIFICATIONS

Ralph W. Bradshaw, Principal Executive Officer, and Theresa M. Bridge, Principal Financial Officer, of Cornerstone Total Return Fund, Inc. (the "Fund"), each certify to his knowledge that:

1.	The Fund's periodic report on Form N-CSR for the year ended December 31, 2022 (the "Report") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Fund.

/s/ Ralph W. Bradshaw	/s/ Brian J. Lutes
Ralph W. Bradshaw	Brian J. Lutes
Chairman and President	Treasurer
(Principal Executive Officer)	(Principal Financial Officer)
February 28, 2023	February 28, 2023